EXHIBIT 11.1

John F. Coggin, CPA PLLC

700 Milam St Ste 1300

Houston, TX 77002

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated January 31, 2022, relating to the financial statements of CareerLink Holdings, Inc. as of December 31, 2021 and 2020, and to all references to our firm included in this Registration Statement.

John F. Coggin, CPA PLLC

Houston, TX

January 31, 2022